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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DRAX ENERGY INTEREST PAYMENT DUE AUGUST 30
TO BE PAID BY AES

        ARLINGTON, VA, August 21, 2002—The AES Corporation (NYSE: AES) confirmed today that pursuant to the terms of the AES Drax Senior Loan Documents ("Senior Loan Documents"), its subsidiary, AES Drax Holdings, cannot make a distribution needed to pay the interest due on August 30, 2002, to the AES Drax Energy note holders. On August 20, 2002, ratios were calculated pursuant to the Senior Loan Documents. These ratios are insufficient to permit a distribution to AES Drax Energy, the issuer of two series of senior secured notes due 2010. The two series affected consist of the GBP 135 million and the USD 200 million issues, bearing coupon rates of 11.25% and 11.50%, respectively. AES Drax Energy currently has insufficient cash to make the approximately GBP 15 million interest payment due on August 30, 2002. The AES Drax Energy debt service reserve account is currently funded with approximately GBP 7 million, resulting in an approximate shortfall of GBP 8 million. AES intends to fund its subsidiary to cover the shortfall in the August 30 interest payment; however, there can be no assurance that AES will continue to provide funding for future interest payments.

        "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain "forward-looking statements" regarding The AES Corporation's business. These statements are not historical facts, but statements that involve risks and uncertainties. Actual results could differ materially from those projected in these forward-looking statements. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

        AES is a leading global power company comprised of contract generation, competitive supply, large utilities and growth distribution businesses.

        The company's generating assets include interests in 177 facilities totaling over 59 gigawatts of capacity, in 33 countries. AES's electricity distribution network sells over 108,000 gigawatt hours per year to over 16 million end-use customers.

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For more general information visit our web site at www.aes.com or contact investor relations at investing@aes.com.

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  EXHIBIT 99.1